UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 8, 2015

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36352	20-8756903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1100, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, including Zip Code)

(617) 871-2098

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2015, Akebia Therapeutics, Inc. (the “Company”) entered into a Master Services Agreement (the “Agreement”) with Quintiles, Inc., a contract research organization (the “CRO”), in connection with the Company’s planned Phase 3 clinical studies for AKB-6548, the Company’s lead product candidate for the treatment of anemia secondary to chronic kidney disease (“CKD”) in non-dialysis patients. The CRO is a global, full-service contract research organization with extensive experience in the areas of CKD and anemia.

The CRO has agreed to provide services pursuant to work orders agreed upon by the parties from time to time, which services shall include clinical trial services, statistical analysis, data processing, data management, project management and other services. The Company is required to pay fees, expenses and pass-through costs in accordance with a budget and payment schedule in each work order.

The term of the Agreement lasts through June 8, 2018 or until the completion of all services under all work orders executed by the parties, if later. The Company has exclusive rights to all inventions, discoveries, ideas, processes, products, trade secrets, know-how, data, and all other products and/or materials arising from or made in the performance of services under the Agreement, and the CRO has agreed to assign its rights in all such inventions and related patents to the Company. Notwithstanding the foregoing, the CRO retains full ownership all rights in CRO’s intellectual property as described in the Agreement. The Agreement also contains customary representations, warranties and covenants from the Company and the CRO, as well as customary provisions relating to confidentiality.

The above description of the Agreement is qualified in its entirety by reference to the Master Services Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
John P. Butler President and Chief Executive Officer

Date: June 11, 2015